Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 11, 2011, with respect to the financial statements of Novelos Therapeutics, Inc. (Pre-Acquisition) contained in the Registration Statement and Prospectus.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ Stowe & Degon LLC

Westborough, Massachusetts
September 14, 2011